Exhibit 99.1

FTC Solar Appoints Anthony Carroll to Board of Directors

AUSTIN, Texas — December 15, 2025 – FTC Solar, Inc. (Nasdaq: FTCI), a leading global provider of solar tracker systems, software, and engineering services, today announced the appointment of Anthony Carroll to its Board of Directors, effective December 15, 2025.

We are excited to welcome Anthony to the Board,” said Shaker Sadasivam, Chairman of the Board, FTC Solar. “Anthony’s broad renewables experience and proven track record in building and guiding growth businesses will make him a valuable addition to our Board. We look forward to his many contributions as the company continues to execute on priorities and strengthen its position in the global tracker market.”

Mr. Carroll is currently the CEO of Veev, a fully owned subsidiary of Lennar focused on efficient and sustainable homebuilding. Prior to joining Veev in early 2024, he was the President of Powin, a global leader in energy storage systems. Before joining Powin in 2022, he served as Managing Director at Siemens Gamesa Electric, leading the Power Conversion and Energy Storage business in North America. Earlier in his career, he served in leadership roles for Schneider Electric and Power Electronics. He holds an MBA from Rey Juan Carlos University in Madrid and a Licentiate degree from the University of Valencia.

“I’m truly excited to join the FTC Board of Directors at an incredibly exciting time for the company and the industry,” said Anthony Carroll. “FTC Solar is well-positioned with innovative and differentiated technology and an incredible team. I look forward to supporting their growth and progress in the years ahead.”

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com